Exhibit 11
FIRST FREEDOM BANK
Computation of Income (Loss) Per Share
The following is a summary of the components comprising basic and diluted loss per common share of stock (EPS):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In Thousands, Except Share and		(In Thousands, Except Share and
	Per Share Amounts)		Per Share Amounts)
Basic EPS Computation:
Numerator — Net income (loss) for the period	$20	$(20)	$(490)	$(418)
Denominator — Weighted average number of common shares outstanding	2,031,478	2,012,154	2,024,875	2,008,621

Basic income (loss) per common share	$0.01	$(0.01)	$(0.24)	$(0.21)

Diluted EPS Computation:
Numerator — Net income (loss) for the period	$20	$(20)	$(490)	$(418)
Denominator — Weighted average number of common shares outstanding	2,031,478	2,012,154	2,024,875	2,008,621
Effect of stock options and warrants	291,647	—	—	—

Weighted average number of common shares outstanding — diluted	2,323,125	2,012,154	2,024,875	2,008,621

Diluted income (loss) per common share	$0.01	$(0.01)	$(0.24)	$(0.21)

For the three months ended September 30, 2007 and nine months ended September 30, 2008 and 2007, the effect of stock options and warrants were considered to be zero since the impact of the exercise of these derivative securities would be anti-dilutive due to the net loss position of the Bank.
EXHIBIT 11 — 1